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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                          -----------------------------

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                         ------------------------------

        Date of Report (date of earliest event reported): January 6, 1997

                            Sofamor Danek Group, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     Indiana                       000-19168                  35-1580052
     -------                       ---------                  ----------
 (State or other               (Commission File           (I.R.S. Employer
  jurisdiction of                   Number)             Identification No.)
  incorporation)


     1800 Pyramid Place, Memphis, Tennessee                         38132
------------------------------------------------                ---------
    (Address of principal executive offices)                    (Zip Code)

                                 (901) 396-2695
          -------------------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)



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Item 5. Other Events.

                  On January 6, 1997, Sofamor Danek Group, Inc. (the "Company") announced that its upcoming financial results for the year ended December 31, 1996 will include a pre-tax charge of approximately $50 million relating to costs associated with the product liability lawsuits in which the Company is a defendant. A press release issued by the Company announcing such pre-tax charge is attached hereto as an exhibit and is incorporated herein by reference in its entirety. The product liability lawsuits to which the charge relates are described below:

PRODUCT LIABILITY LITIGATION

Multidistrict Litigation:


In 1994, the Company and other spinal implant manufacturers were named as defendants in purported class action product liability lawsuits in various federal courts throughout the country alleging that plaintiffs were injured by spinal implants manufactured by the Company and others. On August 4, 1994, the Federal Judicial Panel on Multidistrict Litigation ordered that all federal court lawsuits then existing be transferred to and consolidated for pretrial proceedings, including the determination of class certification, in the Federal District Court for the Eastern District of Pennsylvania in Philadelphia (the "Multidistrict Litigation"). Federal court lawsuits filed after August 4, 1994 have also been transferred to and consolidated in the Eastern District of Pennsylvania. On February 22, 1995, Chief Judge Emeritus Louis C. Bechtle denied class certification. The federal court lawsuits before Judge Bechtle will remain coordinated for further pretrial purposes but are individual lawsuits. As anticipated and previously disclosed, as a result of the denial of class certification by Judge Bechtle, a large number of additional plaintiffs have filed lawsuits alleging injuries caused by spinal implants manufactured by the Company. To date, approximately two thousand eight hundred (2,800) plaintiffs have filed lawsuits against the Company, with a few also naming as defendants various officers and directors of the Company. Also, plaintiffs' lawyers have filed several lawsuits involving approximately two thousand eight hundred fifty (2,850) claimants alleging a conspiracy theory among doctors, manufacturers (including the Company), hospitals, teaching institutions, professional societies and others to promote in violation of applicable law the use of spinal implants. Some plaintiffs have filed individual lawsuits, whereas other lawsuits list multiple plaintiffs or in certain instances multiple lawsuits have been filed on behalf of the same individual plaintiffs. On August 22, 1996, Judge Bechtle dismissed without prejudice plaintiffs' conspiracy claims. The Company anticipates that most plaintiffs asserting these conspiracy claims will file amended or new complaints, but it is not possible at this time to estimate precisely how many of these conspiracy complaints will be reasserted or the number of additional plaintiffs that may file lawsuits.

The majority of such lawsuits were filed in federal courts throughout the country and are in the preliminary stages. Discovery proceedings, including the taking of depositions, have been ongoing in certain of the lawsuits that were first to be filed. Discovery in certain cases


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filed later may begin this year. A number of the plaintiffs are having their lawsuits returned to the state court in Memphis, Tennessee. It is anticipated that the Memphis, Tennessee state court judge will establish a schedule for case management and discovery. The trials of a number of lawsuits involving individual plaintiffs are scheduled to begin in the first six months of 1997, although delays in trial dates are common. Although plaintiffs have advanced claims under many different legal theories, the essence of plaintiffs' claims appears to be that the Company (including Sofamor, S.N.C., a subsidiary of the Company, and its former U.S. distributor) marketed some of its spinal systems for pedicle fixation in contravention of FDA rules and regulations (governing marketing and labeling), that pedicle fixation has not been proven safe and efficacious in the context of FDA labeling standards and that plaintiffs have suffered a variety of injuries as a result of the use of the systems for pedicle fixation. Plaintiffs in these cases typically seek relief in the form of monetary damages, often in unspecified amounts. Many of the plaintiffs only allege as monetary damages an amount in excess of the jurisdictional minimum for the courts in which such cases are filed.

On April 8, 1996, Judge Bechtle issued a ruling that would have resulted in the dismissal of many of the claims existing against the Company in the Multidistrict Litigation. Judge Bechtle's ruling granted defendant AcroMed Corporation's ("AcroMed") motion for summary judgment on claims involving failure to warn, manufacturing, design and testing defects, implied warranty, negligence and defect per se. (AcroMed is a spinal implant manufacturer and a defendant in various of the cases pending in the Multidistrict Litigation as well as a number of states). The Court held that under applicable Third Circuit precedent, all of these claims were expressly preempted by medical device provisions of the Food, Drug and Cosmetic Act ("FDCA"). The Court's ruling left only claims for breach of express warranty and unlawful promotion (excluding device labeling) as a basis for a federal court lawsuit involving spinal implants. The Court further provided that plaintiffs may seek reinstatement of some or all of the dismissed claims if the U.S. Supreme Court's decision in Lohr
v. Medtronics altered the existing Third Circuit law on federal preemption. On June 26, 1996, the Supreme Court ruled in Lohr v. Medtronics that the preemption provision contained in the medical device amendments of the FDCA does not expressly preempt state tort causes of actions. On the basis of this decision, the plaintiffs have sought reinstatement of all claims previously dismissed by Judge Bechtle's April 8, 1996 ruling, and the Company expects that those claims will be reinstated. The ruling in Lohr v. Medtronics also applies to all pending state court cases.

In December 1996, AcroMed and the Plaintiffs' Legal Committee in the Multidistrict Litigation announced that they have entered into an understanding to resolve all product liability claims involving the use of AcroMed devices to achieve pedicular fixation in spinal fusion surgery. Under the announced terms of the proposed settlement, AcroMed will establish a settlement fund consisting of $100 million in cash and the proceeds of its product liability insurance policies. Such parties are expected to submit this week a formal class settlement agreement and related documentation for approval by Judge Bechtle. A hearing will be held to approve the fairness, adequacy and reasonableness of the settlement. All federal court proceedings involving AcroMed devices have been stayed pending final consideration of the proposed settlement.



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Tennessee and Oregon Product Liability Actions:

In January 1995, the Company and other spinal implant manufacturers, doctors and a hospital were named defendants in a purported class action product liability lawsuit filed in Nashville, Tennessee state court. This lawsuit is limited to those individuals whose surgeries were performed at one specific hospital. Class certification has been denied by the trial judge in Nashville. Discovery has only recently begun in these individual cases. In October 1995, the Company was served with a Portland, Oregon state court complaint that purported to be a class action. This Oregon complaint alleged, among other things, injury based upon various legal theories. In March 1996, the plaintiffs in this Oregon case withdrew the class allegations. Discovery has begun in these individual cases. In these Tennessee and Oregon actions, plaintiffs, who seek relief in the form of monetary damages of unspecified amounts, are continuing their lawsuits as individual cases.

The Company believes that all product liability lawsuits currently pending against it are without merit and will continue to defend them vigorously. All pending cases are currently being defended by insurance carriers, generally under reservation of rights. To date the cost of defending against claims has been largely reimbursed by the Company's insurers. The Company's insurance policies (except for the policy covering the 12-month period commencing November 1995) are reduced by the costs of defense. The Company estimates that the litigation may continue for several years and, if so, the cost to defend such lawsuits is likely to exhaust its insurance coverage. An insurer, Royal Surplus Lines Insurance Co., providing coverage for the 12-month period commencing in November 1995 brought an action last month in the Federal District Court for the Middle District of Tennessee (Nashville Division) seeking a declaratory judgment as to, among other things, whether the policy covers lawsuits which have been reported to the insurer during the policy period. The case is in a preliminary stage, and the Company expects to file a response within the next 45 days. The Company believes the suit is without merit and will defend it vigorously.

As is common in the insurance industry, the Company's insurance policies covering product liability claims must be renewed annually. Although the Company has been able to obtain insurance coverage relating to product liability claims at a cost and on other terms and conditions that are acceptable to the Company, there can be no assurance that in the future it will be able to do so.

The Company believes that it has defenses, including, without limitation, defenses based upon the failure of a cause of action to exist where no malfunction of the implant has occurred or the plaintiff has suffered no injury attributable to the Company's product, the expiration of the applicable statute of limitations and the learned intermediary defense. The Company has and will continue to assert the defenses primarily through the filing of dispositive motions. As noted above, the Company also believes that all of these individual lawsuits are without merit.

On January 6, 1997, the Company announced that its upcoming 1996 financial results will include a pre-tax charge of approximately $50 million relating to costs associated with the product liability litigation described above. The recording of this change covers


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reasonably foreseeable costs that the Company is currently better positioned to estimate as the litigation has progressed and as changes have occurred in facts and circumstances relating to the litigation in the fourth quarter of 1996. Among the changed facts and circumstances are the announcement of the AcroMed proposed settlement, the additional financial resources available to the plaintiffs' attorneys as a result of the settlement if the proposed settlement is ultimately approved, the likelihood that the litigation will continue for several years, in part, due to the additional financial resources provided to plaintiffs' attorneys if the proposed settlement is approved, the absence of AcroMed as a member of the joint defense group, the status of the Company's insurance described above and the continuing absence of dispositive rulings relating to the Company's defense motions.

While it is difficult to predict accurately the outcome of litigation, the amount of the charge taken in the fourth quarter represents the Company's best judgment of the probable reasonable costs (in excess of available insurance) to defend and conclude the lawsuits based on the facts and circumstances currently existing. The costs provided for include, but are not limited to, legal fees paid or anticipated to be paid and other costs related to the Company's defense and conclusion of these matters.

The actual costs to the Company could differ from this estimated charge and will be dependent upon a number of factors that will not be known for some time, including, among other things, the resolution of defense motions and the extent of further discovery. The Company is unable to predict the ultimate outcome or the financial impact of the product liability litigation.

The foregoing discussion (including, in particular, statements made in the preceding five paragraphs) contains forward-looking statements relating to the ongoing lawsuits. Such forward-looking statements involve risks and uncertainties principally regarding the resolution of the Company's defense motions, the conclusion of individual lawsuits and the actual costs to defend the cases.




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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)-(b) Not Applicable.

        (c)     Exhibits required by Item 601 of Regulation S-K.

        99.1.   Press release issued by Sofamor Danek Group, Inc. on
                   January 6, 1997





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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                                        Sofamor Danek Group, Inc.


                                        By:    /s/  Laurence Y. Fairey
                                               ---------------------------
                                               Laurence Y. Fairey
                                               Executive Vice President
                                               and Chief Financial Officer


Dated:   January 6, 1997


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                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

99.1                       Press release issued by Sofamor Danek Group, Inc. on
                           January 6, 1997